Exhibit 5.1

Our Ref: 137082-3

GCL Silicon Technology Holdings Inc.

c/o Asia Silicon Technology (Hong Kong)

36th Floor, Exchange Square 2

Central, Hong Kong

Dear Sirs

Re:	GCL Silicon Technology Holdings Inc. (“Company”)

We have acted as legal counsel in the Cayman Islands to the Company in connection with (i) the proposed offering of American Depositary Shares (the “ADSs”) representing ordinary shares of the Company, par value of US$0.00001 per share (the “IPO Shares”); and (ii) the proposed offering of ADSs by the Selling Shareholders (as set out in the Underwriting Agreement thereof), by way of a public offering (the “Initial Public Offering”) on the New York Stock Exchange (the “Stock Exchange”) pursuant to a Form F-1 Registration Statement filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (“Documents”).

In this opinion, unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documents submitted to us as originals and the conformity to authentic original documents of all Documents and other such documents submitted to us as certified, conformed, notarised, faxed, scanned or photostatic copies;

(b)	that each of the Documents and other such documents which was received by us by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	that any representation, warranty or statement of fact or law, other than as to the laws of Cayman Islands, made in any of the Documents is true, accurate and complete;

(e)	that there are no provisions of the laws or regulations of any jurisdiction other than the Cayman Islands which would have any implication in relation to the opinion expressed herein;

(f)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

(g)	that the Resolutions (as defined in the First Schedule) are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the directors and shareholders of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout or adopted by all the directors and shareholders of the Company as unanimous written resolutions of the directors and shareholders of the Company and that there is no matter affecting the authority of the directors to effect entry by the Company into the Documents, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(h)	that the Company has entered into its obligations under the Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Documents would benefit the Company;

(i)	that there are no matters of fact or law (other than matters of Cayman Islands law) since the date of the Registered Agent Certificate (as defined in the First Schedule), which would affect the opinions expressed herein;

(j)	that when adopted, the 2008 Plan will be in a form which does not differ in any material respect from the draft which we have examined for the purposes of this opinion on 12 July 2008;

(k)	that the number of ordinary shares of the Company issued or to be issued pursuant to the Registration Statement, the 2007 Plan, the 2008 Plan and the conversation of the Series A Convertible Redeemable Preferred Shares, in accordance with the Resolutions, the Constitutional Documents and the Draft Third Memorandum and Articles, will not exceed the authorised share capital of the Company.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is a limited liability company duly incorporated with limited liability and existing under the laws of the Cayman Islands. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of the Cayman Islands.

2.	The issuance of the ADSs representing the IPO Shares have been duly authorised and when issued and fully paid for in accordance with the terms of issue as set forth in the Resolutions and as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

Reservations

We have the following reservations:

(a)	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

(b)	We express no opinion as to any law other than Cayman Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Cayman Islands. This opinion is limited to Cayman Islands law as applied by the Courts of the Cayman Islands at the date hereof.

(c)	Where an obligation is to be performed in a jurisdiction other than the Cayman Islands, the courts of the Cayman Islands may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(d)	In paragraph 1 above, the term “good standing” means that the Company has received a Certificate of Good Standing from the Registrar of Companies which means that it has filed its annual return and paid its annual fees as required to date, failing which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands.

(e)	With respect to this opinion, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Officer’s Certificate, and we qualify our opinion to the extent that the statements or representations made in the Officer’s Certificate are not accurate in any respect.

(f)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares, (subject to any contrary provision in any agreement between the Company and the holders of such shares) that no holder of such shares shall be bound by an alteration of the memorandum of association or articles of association of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for, additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company in respect of his shareholding in the Company.

(g)	The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on directors and shareholders is not publicly available. We have therefore obtained the corporate documents specified in the First Schedule hereto and relied exclusively on the Officer’s Certificate for the verification of such corporate information.

(h)	The Litigation Searches may not be conclusive and it should be noted that the Grand Court Causes Book does not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Clerk of Courts Office would have or should have been disclosed on the Causes Book, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the Causes Book;

(ii)	details of matters which should have been lodged for filing or registration at the Clerk of Courts Office but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Grand Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security.

We have not enquired as to whether there has been any change since the date of the Litigation Search.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority and as provided below. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

We consent to the filing of this opinion as an exhibit to the registration statement on the Registration Statement initially filed with the U.S. Securities and Exchange Commission on 18 July 2008 relating to the public offering of ADSs representing the IPO Shares and the reference to us under the headings “Enforceability of Civil Liberties”, “Taxation” and “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

This opinion is governed by and is to be construed in accordance with Cayman Islands law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than the Cayman Islands.

Yours faithfully

/s/ Appleby

Appleby

FIRST SCHEDULE

1.	A scanned copy of the registration statement submitted to the Securities and Exchange Commission on 18 July 2008 (the “Registration Statement”).

2.	A scanned copy of the GCL Silicon Technology Holdings Inc. Restricted Share Compensation Plan received in draft on 12 July 2008, to be adopted in 2008 (the “2008 Plan”).

3.	A scanned copy of the Share Incentive Plan of the Company adopted on 15 August 2007 (the “2007 Plan”).

4.	A scanned copy of the registered Agent’s Certificate dated 17 July 2008 (the “Registered Agent’s Certificate”) enclosing the following:

(i)	A scanned copy of the Certificate of Incorporation on Change of Name as issued by or registered with the Registrar of Companies in the Cayman Islands dated 29 February 2008 (the “Certificate of Incorporation”)

(ii)	A scanned copy of the First Amended and Restated Memorandum and Articles of Association of the Company adopted on 23 August 2007 (the “First Memorandum and Articles”);

(iii)	A scanned copy of the Register of Members (the “Register of Members”);

(iv)	A scanned copy of the Register of Directors and Officers (the “Register of Directors and Officers”); and

(v)	A scanned copy of the Register of Transfers (the “Register of Transfers”).

5.	A scanned copy of the Second Amended and Restated Memorandum and Articles of the Company adopted on 18 July 2008 (the “Second Memorandum and Articles”, together with the Certificate of Incorporation, the “Constitutional Documents”).

6.	A scanned copy of the draft Third Amended and Restated Articles of the Company adopted on 18 July 2008 and effective upon the Listing (the “Draft Third Memorandum and Articles”).

7.	Scanned copies of:

(i)	Unanimous Written Resolutions of the Directors dated 15 August 2007;

(ii)	Unanimous Written Resolutions of the Shareholders dated 23 August 2007;

(iii)	Unanimous Written Resolutions of the Directors dated 11 February 2008;

(iv)	Unanimous Written Resolutions of the Directors dated 17 July 2008;

(v)	Minutes of a Meeting of the Board of Directors of the Company held on 18 July 2008; and

(vi)	Minutes of an Extraordinary General Meeting of the Company held on 18 July 2008

(items 7(i) to (vi) collectively the “Resolutions”).

8.	A scanned copy of the Officer’s Certificate dated 18 July 2008 (“Officer’s Certificate”).

9.	A scanned copy of the Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands dated 10 July 2008 (the “Certificate of Good Standing”).

10.	The entries and filings shown in respect of the Company in the Grand Court Cause Book maintained at the Clerk of the Courts Office in George Town, Cayman Islands, as revealed by a search on 14 July 2008 in respect of the Company (“Litigation Search”).